Exhibit 107.1

Calculation of Filing Fee Tables

SF-3/424(h)
(Form Type)

Mercedes-Benz Trust Leasing LLC
(Exact Name of Registrant as Specified in its Charter)

Mercedes-Benz Auto Lease Trust 2023-A

(Issuer)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection With Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be paid	Asset- Backed Securities	Class A-2 Asset- Backed Notes	457(s	)	$493,000,000	100%	$493,000,000	0.00011020	$54,328.60
	Asset- Backed Securities	Class A-3 Asset- Backed Notes	457(s	)	$463,100,000	100%	$463,100,000	0.00011020	$51,033.62
	Asset- Backed Securities	Class A-4 Asset- Backed Notes	457(s	)	$77,900,000	100%	$77,900,000	0.00011020	$8,584.58
	Exchange Note	(3)	(3)		(3)	(3)	(3)	(3)	(3)
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities

	Total Offering Amounts						$1,034,000,000		$113,946.80
	Total Fees Previously Paid								$0.00
	Total Fee Offsets								$0.00
	Net Fees Due								$113,946.80

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Pursuant to Rules 456(c) and 457(s), the registration fee related to the asset-backed securities offered hereby is paid herewith.

(3)	The exchange note will be issued by Mercedes-Benz Vehicle Trust and is not offered under this prospectus or the registration statement.